Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2012

Calabasas Hills, CA — April 25, 2012 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the first quarter of fiscal 2012, which ended on April 3, 2012.

Total revenues were $435.8 million in the first quarter of fiscal 2012 as compared to $418.8 million in the prior year first quarter.  Net income and diluted net income per share were $20.7 million and $0.37, respectively.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 2.4% in the first quarter of fiscal 2012.  By concept, comparable restaurant sales grew 2.6% at The Cheesecake Factory and 0.3% at Grand Lux Cafe.

“We had the best guest traffic levels in more than a year during the first quarter, as our culinary expertise and high service levels continue to attract guests,” said David Overton, Chairman and CEO.

“Our strategy is experienced-based, not offer driven, with a focus on menu innovation and relevance to deliver full-margin sales.  In the first quarter, we generated higher restaurant-level margins relative to last year, contributing to earnings per share that exceeded our targeted range.

“With our restaurant manager retention near record highs and a talented team of operators, we are confident in our ability to continue to deliver a best-in-class guest experience,” concluded Overton.

Capital Allocation

During the first quarter of fiscal 2012, the Company repurchased 1,356,147 shares of its common stock at a cost of approximately $40.9 million.  The Company continues to expect it will utilize approximately $100 million in free cash flow toward share repurchases in fiscal 2012.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Conference Call and Webcast

A conference call to review the Company’s results for the first quarter of fiscal 2012 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through May 25, 2012.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 171 full-service, casual dining restaurants throughout the U.S., including 157 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to continue to introduce innovative new menu items and maintain high levels of service to increase guest traffic levels in its restaurants; the Company’s ability to deliver an exceptional guest experience; the Company’s ability to continue to innovate its menu; the Company’s ability to deliver financial results within or above the range that it has publicly disclosed; the Company’s ability to continue to retain its restaurant managers; the Company’s ability to generate high levels of cash flow and utilize it to repurchase the Company’s common stock; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended
	April 3, 2012		March 29, 2011
Consolidated Statements of Operations	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$435,754	100.0%	$418,765	100.0%
Costs and expenses:
Cost of sales	107,598	24.7%	104,664	25.0%
Labor expenses	142,980	32.8%	137,498	32.8%
Other operating costs and expenses	105,888	24.3%	103,274	24.7%
General and administrative expenses	28,665	6.6%	24,265	5.8%
Depreciation and amortization expenses	18,298	4.2%	17,453	4.2%
Preopening costs	2,106	0.5%	1,760	0.4%
Total costs and expenses	405,535	93.1%	388,914	92.9%
Income from operations	30,219	6.9%	29,851	7.1%
Interest and other (expense)/income, net	(1,148)	(0.2)%	(1,402)	(0.3)%
Income before income taxes	29,071	6.7%	28,449	6.8%
Income tax provision	8,349	1.9%	7,993	1.9%
Net income	$20,722	4.8%	$20,456	4.9%

Basic net income per share	$0.39		$0.35
Basic weighted average shares outstanding	53,680		58,480

Diluted net income per share	$0.37		$0.34
Diluted weighted average shares outstanding	55,699		60,499

Selected Segment Information
Revenues:
Restaurants	$425,002	$406,903
Bakery	26,173	25,837
Intercompany bakery sales	(15,421)	(13,975)
	$435,754	$418,765

Income from operations:
Restaurants	$55,524	$51,897
Bakery	1,810	1,000
Corporate	(27,115)	(23,046)
	$30,219	$29,851

Selected Consolidated Balance Sheet Information	April 3, 2012	January 3, 2012
Cash and cash equivalents	$41,300	$48,211
Total assets	1,000,347	1,022,570
Total liabilities	463,464	479,817
Stockholders’ equity	536,883	542,753

	13 Weeks Ended	13 Weeks Ended
Supplemental Information	April 3, 2012	March 29, 2011
Comparable restaurant sales percentage change	2.4%	1.6%
Restaurants opened during period	1	1
Restaurants open at period-end	171	164
Restaurant operating weeks	2,212	2,126

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